UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2013

PHAZAR CORP
(Exact name of registrant as specified in its charter)

Delaware	0-12866	75-1907070
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

101 S.E. 25TH AVENUE, MINERAL WELLS, TEXAS	76067
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code:	(940) 325-3301

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07    Submission of Matters to a Vote of Security Holders.

On July 16, 2013, PHAZAR CORP (“PHAZAR”) held a special meeting of stockholders (the “Special Meeting”) to (i) vote on a proposal to adopt the Agreement and Plan of Merger, dated as of March 13, 2013 (the “Merger Agreement”), by and among PHAZAR, QAR Industries, Inc. (“QAR”) and Antenna Products Acquisition Corp. (“Merger Sub”), a wholly owned subsidiary of Parent, pursuant to which (and subject to the conditions set forth therein) Merger Sub will merge with and into PHAZAR, with PHAZAR surviving as a private company wholly owned by Parent, and  (ii) vote on a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there were insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement. PHAZAR’s Board of Directors determined it was necessary and appropriate to solicit additional proxies, as there were insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement. Therefore, the only proposal voted upon at the Special Meeting was a proposal to approve the adjournment of the Special Meeting.

There were 2,331,737 shares of PHAZAR Common Stock issued and outstanding on the record date for the Special Meeting. There were present at the Special Meeting in person or by proxy the holders of 1,631,858 shares of PHAZAR Common Stock, constituting a quorum. The result for the matter voted on was as follows:

1. Proposal to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement:

FOR	AGAINST	ABSTAIN
1,083,396	498,203	50,259

The Special Meeting was adjourned to July 24, 2013, at 4:00 p.m. CDT at the same location, the National Depository Office, located at 405 W. Loop 820 South, Suite 100, Fort Worth, Texas.

Item 8.01    Other Events.

On July 16, 2013, PHAZAR issued a press release announcing the adjournment of the Special Meeting, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits

             (d)  Exhibits.

Exhibit No.	Description

99.1	Press release dated July 16, 2013

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHAZAR CORP

Date:	July 16, 2013	/s/ Kathy Kindle
Kathy Kindle, Assistant Secretary

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